Exhibit 99.1

ABVC BioPharma Receives $3.175 Million Investment from The Lind Partners to Continue Clinical Trials

Fremont, CA (February 23, 2023) – ABVC BioPharma, Inc. (NASDAQ: ABVC), a clinical stage biopharmaceutical company developing therapeutic solutions in oncology/hematology, CNS, and ophthalmology, today announced it has closed a funding agreement for gross proceeds of $3.175 million (the “Investment”) with Lind Global Fund II, LP, an investment fund managed by The Lind Partners (together “Investor” or “Lind”), a New York-based institutional fund manager.

“We are pleased to have The Lind Partners as an investor,” said Howard Doong CEO of ABVC BioPharma. “The proceeds from this investment will be primarily allocated to continuing Phase II clinical trials for Vitargus, our medical device that helps the eye maintain a round shape and keeps the retina in place during and after retinal re-attachment surgery and Phase II, Part 2 clinical trials for ABV-1505 our drug for the treatment of ADHD.”

“We are pleased to invest in ABVC to support their vision and growth initiatives,” said Phillip Valliere, Managing Director at The Lind Partners. “We believe 2023 will be an exciting year for ABVC as their drug pipeline meets expected key milestones.”

The Investment is in the form of a securities purchase agreement (the “Purchase Agreement”) whereby the Investor has purchased from the Company and the Company has issued and sold to the Investor (a) a $3.704 million senior convertible note that is convertible into shares of the Company’s common stock at an initial conversion price of $1.05 per share, subject to adjustment (the “Note”) and (b) a common stock purchase warrant (the “Warrant”) which entitles the holder to acquire up to 5,291,667 shares of common stock of the Company at an initial exercise price of $1.05 per share, subject to adjustment (each, a “Warrant Share”). Gross proceeds to the Company from the sale of the Note were $3,175,000 after deducting the original issue discount to the investor but before fees and expenses.

The Note does not carry any interest. Beginning with the date that is six months from the issuance date of the Note and on each one (1) month anniversary thereafter, the Company shall pay Lind an amount equal to $308,680.58, until the outstanding principal amount of the Note has been paid in full prior to or on the Maturity Date or, if earlier, upon acceleration, conversion or redemption of the Note in accordance with the terms thereof (the “Monthly Payments”). At the Company’s discretion, the Monthly Payments shall be made in (i) cash, (ii) shares of the Company’s common stock, or (iii) a combination of cash and Shares; if made in shares, the number of shares shall be determined by dividing (x) the principal amount being paid in shares by (y) 90% of the average of the 5 lowest daily VWAPs during the 20 trading days prior to the applicable payment date. The Notes sets forth certain conditions that must be satisfied before the Company may make any Monthly Payments in shares of common stock. If the Company makes a Monthly Payment in cash, the Company must also pay Lind a cash premium of 5% of such Monthly Payment.

The securities being offered and sold pursuant to the Purchase Agreement have not been registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) and are being offered and sold pursuant to an exemption from the registration requirements of the U.S. Securities Act provided by Rule 506(b) of Regulation D and applicable U.S. state securities laws, and such securities will be issued as “restricted securities” as such term is defined in Rule 144(a)(3) under the U.S. Securities Act. This Press Release is not an offer to sell or the solicitation of an offer to buy the securities described herein. Such disclosure does not constitute an offer to sell, or the solicitation of an offer to buy nor shall there be any sales of the Company’s securities in any state in which such offer, solicitation or sale would be unlawful.

About The Lind Partners

The Lind Partners manages institutional funds that are leaders in providing growth capital to small- and mid-cap companies publicly traded in the US, Canada, Australia and the UK. Lind’s funds make direct investments ranging from US$1 to US$30 million, invest in syndicated equity offerings and selectively buy on market. Having completed more than 150 direct investments totaling over US$1.5 Billion in transaction value, Lind’s funds have been flexible and supportive capital partners to investee companies since 2011.

About ABVC BioPharma

ABVC BioPharma is a clinical-stage biopharmaceutical company with an active pipeline of six drugs and one medical device (ABV-1701/Vitargus) under development. For its drug products, it is focused on utilizing its licensed technology to conduct proof-of-concept trials through Phase II of the clinical development process at world-famous research institutions (such as Stanford University, University of California at San Francisco, and Cedars-Sinai Medical Center). For Vitargus, the company intends to conduct the clinical trials through Phase III at various locations throughout the globe.

Forward-Looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential,” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified, and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to proceed to the next level of the clinical trials or to market our product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Leeds Chow, CFO

Email: leedschow@ambrivis.com